Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports First Quarter Fiscal 2012 Results

First quarter operating results highlights include:

Revenues of $49.1 million

Operating cash flow of $4.2 million

GAAP diluted earnings per share from continuing operations of $0.09

Income from continuing operations of $2.7 million

Adjusted EBITDA of $8.7 million

CHELMSFORD, Mass. – October 25, 2011 – Mercury Computer Systems, Inc. (NASDAQ: MRCY, www.mc.com), a trusted provider of commercially developed ISR subsystems, reported operating results for its first quarter of fiscal 2012 ended September 30, 2011. All results are presented and compared on a continuing operations basis.

First Quarter Fiscal 2012 Results

First quarter fiscal 2012 revenues were $49.1 million, a decrease of $3.0 million from the first quarter of the prior fiscal year. Revenues from commercial customers decreased by $10.3 million, while revenues from defense customers increased by $7.3 million as compared with the prior year’s first quarter.

GAAP income from continuing operations for the first quarter of fiscal 2012 was $2.7 million, or $0.09 per diluted share, compared to $3.7 million, or $0.16 per diluted share, for the prior year’s first quarter.

First quarter fiscal 2012 GAAP income from continuing operations includes approximately $1.3 million in tax expense, $1.9 million in depreciation expense, $2.0 million in stock-based compensation costs, and $0.8 million in amortization of acquired intangible assets. First quarter fiscal 2012 adjusted EBITDA (earnings from continuing operations before interest income and expense, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • ir.mc.com

Mercury Reports First Quarter Fiscal 2012 Results, Page 2

adjustments from purchase accounting, and stock-based compensation costs) was $8.7 million, compared to $8.8 million for the prior year’s first quarter.

Cash flows from operating activities were a net inflow of $4.2 million in the first quarter of fiscal 2012, compared to a net inflow of $9.4 million in the first quarter of fiscal 2011. Free cash flow, defined as cash flow from operating activities less capital expenditures for property and equipment, in the first quarter of fiscal 2012 was a net inflow of $2.6 million, compared to a net inflow of $7.8 million in the first quarter of fiscal 2011. Cash and cash equivalents as of September 30, 2011 were $165.9 million, an increase of $3.0 million from June 30, 2011.

Management Comments

“The first quarter of fiscal 2012 was a very solid one for Mercury, with the exception of a temporary government-related delay in an $8 million order for a classified airborne radar program,” said Mark Aslett, President and CEO, Mercury Computer Systems. “We currently expect to book and ship the entire order this quarter. As a result, while gross margin exceeded our guidance, the shift of this single order into Q2 caused total revenue, GAAP earnings per share and adjusted EBITDA to fall short of expectations for the first quarter.”

“At the same time, Mercury’s underlying business metrics met and in some areas exceeded our expectations in the first quarter,” Aslett said. “Our strategy to focus Mercury on well-funded areas in the defense marketplace – primarily ISR, electronic warfare and missile defense – has enabled us to consistently grow our business in a challenging U.S. defense budget environment. Mercury’s first-quarter book-to-bill ratio reached 1.3-to-1 as defense bookings grew 47% year-over-year and 4% sequentially. Total defense revenue, including ACS and Mercury Federal, increased 19% year-over-year to $45.0 million.”

“Looking ahead, the second quarter is shaping up well,” said Aslett. “The major programs on which we participate have been, and should continue to be, well-insulated from budgetary pressures, and in some cases are entering favorable upgrade cycles. Our defense design win and bookings activity both remain strong, and our backlog continues to grow. As a result, we believe Mercury is on track to perform in line with our previous guidance for the full year.”

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • ir.mc.com

Mercury Reports First Quarter Fiscal 2012 Results, Page 3

“Mercury’s longer-term outlook is equally encouraging,” Aslett said. “Our business model is aligned with the government’s emerging priorities in defense procurement reform. We are strongly positioned as the premier commercial ISR subsystem outsourcing partner to the defense prime contractors. Also, we have both the right strategy and the liquidity necessary to supplement Mercury’s organic growth through acquisitions.”

Backlog

Mercury’s total backlog at September 30, 2011 was $101.8 million, a $14.9 million sequential increase from June 30, 2011, and a $2.3 million decrease from September 30, 2010. Of the September 30, 2011 total backlog, $89.9 million represents orders scheduled to be shipped over the next 12 months. The defense backlog at September 30, 2011 was $97.8 million, a $16.3 million sequential increase from June 30, 2011, and a $16.7 million increase from September 30, 2010. The total book-to-bill ratio was 1.3-to-1 for the first quarter of fiscal 2012 compared to 1.0-to-1 for the first quarter of fiscal 2011 and 1.0-to-1 for the fourth quarter of fiscal 2011.

Revenues by Operating Segment

Advanced Computing Solutions (ACS) — Revenues for the first quarter of fiscal 2012 from ACS were $47.3 million, representing a decrease of $4.6 million from the first quarter of fiscal 2011, as a result of a decrease of $10.3 million in commercial and an increase of $5.7 million in ACS defense. Approximately 91% of ACS revenues for the first quarter of fiscal 2012 related to defense business, as compared to approximately 72% in the first quarter of fiscal 2011.

Mercury Federal Systems (MFS) — Revenues for the first quarter of fiscal 2012 from MFS were $4.2 million, representing an increase of $2.3 million from the first quarter of fiscal 2011.

The revenues by operating segment do not include adjustments to eliminate inter-company revenues included in those operating segments of $2.4 million in the first quarter of fiscal 2012.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter. It is possible that actual performance will differ materially from the estimates given, either on the upside or on the downside. Investors should

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • ir.mc.com

Mercury Reports First Quarter Fiscal 2012 Results, Page 4

consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact our actual performance.

Consistent with the forecast we provided last quarter, for the full year fiscal 2012 we continue to expect an organic revenue growth rate of approximately 10%, year-over-year. We expect our fiscal 2012 operating margin to be in line with the low end of our current target business model range at approximately 12% and our adjusted EBITDA as a percentage of revenue to be in line with the model’s high end of approximately 18%. Due to the impact of the new shares issued via a follow-on offering in fiscal 2011, we currently expect EPS for fiscal 2012 to be approximately flat, year-over-year.

For the second quarter of fiscal 2012, revenues are expected to be in the range of approximately $67 million to $69 million. At this range, GAAP income from continuing operations per diluted share is expected to be in the range of $0.24 to $0.27.

Adjusted EBITDA for the second quarter of fiscal 2012 is expected to be in the range of $15.7 million to $17.0 million.

Recent Highlights

July – Mercury Computer Systems confirmed that it was awarded a contract from a global supplier of advanced communication and navigation solutions for an advanced signal and image processing engine. Mercury’s technology will perform critical computationally-intensive functions in the customer’s sophisticated land-based and shipborne active phased array radar system.

August – Mercury announced that Admiral Edmund P. Giambastiani, Jr., the former vice chairman of the Joint Chiefs of Staff and the nation’s second highest ranking military officer, was elected to the board of directors of Mercury Federal Systems, Inc. (MFS), a wholly-owned subsidiary of Mercury Computer Systems, Inc.

August – Mercury announced that it will deliver OpenVPX™-based radar subsystems to Raytheon Integrated Defense Systems to support its recently announced contracts for Patriot Air and Missile Defense System upgrades for Taiwan and Saudi Arabia.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • ir.mc.com

Mercury Reports First Quarter Fiscal 2012 Results, Page 5

August – Mercury and ITT Corporation announced that they have jointly developed a processing solution known as FELCO™ (Federated Embedded inteL-server for Collaborative Operations) that meets the ISR interoperability needs of the warfighter. FELCO is expected to be the fastest means of transforming raw sensor imagery and metadata from airborne surveillance platforms into assured geospatial intelligence in a small, open-standards configuration while a mission is on station.

August – Mercury announced that it received a multi-year contract from a leading prime contractor to deliver extremely powerful signal processing modules that will be used to field-upgrade advanced active electronically scanned array (AESA) radar systems. These systems are used on board military aircraft to broadcast strong radar signals while remaining undetected.

September – Mercury applauded the successful performance of Lockheed Martin’s multi-mission signal processor (MMSP), which identified and tracked numerous live targets in a recent live aircraft test. Part of the ACB-12 Aegis SPY-1 radar system, the MMSP provides next-generation Aegis Ballistic Missile Defense and Anti-Air Warfare capabilities in an open combat system architecture for the U.S. Navy. A partner on the Aegis program with Lockheed Martin for more than a decade, Mercury is supplying subsystems and technology integration services for Aegis modernization, Aegis sea-based missile defense and the land-based Aegis Ashore system.

September – Mercury announced that it was selected by a worldwide provider of security inspection systems to accelerate the performance of its high-capacity checked baggage scanning equipment. Mercury’s unique expertise in optimizing algorithms was applied to powerful graphics processing units (GPUs), which are designed into scalable, standards-based systems architecture. The optimized algorithms and Mercury’s advanced software framework will enable the scanning systems to deliver ultra-clear images, improving the reliability of results, increasing security and expediting the screening process at airports and other transportation hubs.

Conference Call Information

Mercury will host a conference call on Tuesday, October 25, 2011, at 5:00 p.m. EDT to discuss the first quarter fiscal year 2012 results and review its financial and business outlook going forward.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • ir.mc.com

Mercury Reports First Quarter Fiscal 2012 Results, Page 6

To listen to the conference call, dial (888) 778-8912 in the U.S.A. and Canada, and (913) 312-1446 in all other countries. The conference code number is 2754197. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under “Financial Events.”

A replay of the call by telephone will be available from approximately 9:00 p.m. EDT on Tuesday, October 25, 2011, through 9:00 p.m. EDT on Sunday, November 6, 2011. To access the replay, dial (888) 203-1112 in the U.S.A. and Canada, and (719) 457-0820 in all other countries. Enter access code 2754197. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides adjusted EBITDA and free cash flow, which are non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash and other specified charges. Free cash flow is defined as cash flow from operating activities less capital expenditures. The Company believes these non-GAAP financial measures provide a more complete understanding of its past financial performance and prospects for the future. However, the presentation of adjusted EBITDA and free cash flow is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes the adjusted EBITDA and free cash flow financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation®

Mercury Computer Systems (www.mc.com, NASDAQ: MRCY) is a best of breed provider of open, commercially developed, application-ready, multi-INT subsystems for the ISR market. With over 30 years of experience in embedded computing, superior domain expertise in radar, EW, EO/IR, C4I, and sonar applications, and more than 300 successful program deployments including Aegis, Global Hawk, and Predator, Mercury’s Services and Systems Integration team

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • ir.mc.com

Mercury Reports First Quarter Fiscal 2012 Results, Page 7

leads the industry in partnering with customers to design and integrate system-level solutions that minimize program risk, maximize application portability, and accelerate customers’ time to market.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to fiscal 2012 business performance and beyond and the Company’s plans for growth and improvement in profitability and cash flow. You can identify these statements by the use of the words “may,” “will,” “could,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” “likely,” “probable, “and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs, the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions and divestitures or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, changes to export regulations, increases in tax rates, changes to generally accepted accounting principles, difficulties in retaining key employees and customers, unanticipated costs under fixed-price service and system integration engagements, and various other factors beyond our control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2011. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

# # #

Contact:

Robert Hult, CFO, Mercury Computer Systems, Inc.

978-967-1990

Challenges Drive Innovation and Echotek are registered trademarks and Application Ready Subsystem, ARS and Ensemble are trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

201 Riverneck Road, Chelmsford, Massachusetts 01824-2820 U.S.A. • +1 978.256.1300 • ir.mc.com

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011	June 30, 2011
Assets
Current assets:
Cash and cash equivalents	$165,862	$162,875
Accounts receivable, net	38,128	44,786
Unbilled receivables	1,202	1,059
Inventory	24,502	18,540
Deferred tax assets	6,896	7,678
Prepaid income taxes	371	1,075
Prepaid expenses and other current assets	4,242	4,171

Total current assets	241,203	240,184

Restricted cash	3,000	3,000
Property and equipment, net	14,221	14,520
Goodwill	79,558	79,558
Acquired intangible assets, net	15,906	16,702
Other non-current assets	926	1,598

Total assets	$354,814	$355,562

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,539	$7,972
Accrued expenses	6,192	5,607
Accrued compensation	7,474	16,288
Income taxes payable	473	201
Deferred revenues and customer advances	4,994	6,138

Total current liabilities	31,672	36,206

Deferred gain on sale-leaseback	5,267	5,556
Deferred tax liabilities, net	3,652	3,877
Income taxes payable	1,777	1,777
Other non-current liabilities	5,764	6,710

Total liabilities	48,132	54,126

Shareholders’ equity:
Common stock	294	291
Additional paid-in capital	216,309	213,777
Retained earnings	88,766	86,113
Accumulated other comprehensive income	1,313	1,255

Total shareholders’ equity	306,682	301,436

Total liabilities and shareholders’ equity	$354,814	$355,562

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended September 30,
	2011	2010
Net revenues	$49,122	$52,108
Cost of revenues (1)	19,206	21,448

Gross margin	29,916	30,660

Operating expenses:
Selling, general and administrative (1)	13,645	14,197
Research and development (1)	11,865	10,899
Amortization of acquired intangible assets	816	319
Acquisition costs and other related expenses	25	—

Total operating expenses	26,351	25,415

Income from operations	3,565	5,245

Interest income	6	7
Interest expense	(9)	(9)
Other income, net	405	516

Income from continuing operations before income taxes	3,967	5,759

Income taxes	1,314	2,077

Income from continuing operations	2,653	3,682
Loss from discontinued operations, net of tax	—	(52)

Net income	$2,653	$3,630

Basic net earnings per share:
Continuing operations	$0.09	$0.16
Loss from discontinued operations	—	—

Net income	$0.09	$0.16

Diluted net earnings per share:
Continuing operations	$0.09	$0.16
Loss from discontinued operations	—	—

Net income	$0.09	$0.16

Weighted average shares outstanding:
Basic	29,277	22,944

Diluted	30,033	23,411

(1) Includes stock-based compensation expense, allocated as follows:
Cost of revenues	$88	$43
Selling, general and administrative	$1,675	$1,140
Research and development	$277	$107

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended September 30,
	2011	2010
Cash flows from operating activities:
Net income	$2,653	$3,630
Depreciation and amortization	2,671	1,747
Other non-cash items, net	2,018	701
Changes in operating assets and liabilities	(3,126)	3,272

Net cash provided by operating activities	4,216	9,350

Net cash (used in) provided by investing activities	(1,666)	15,872

Net cash provided by financing activities	406	770

Effect of exchange rate changes on cash and cash equivalents	31	6

Net increase in cash and cash equivalents	2,987	25,998

Cash and cash equivalents at beginning of period	162,875	56,241

Cash and cash equivalents at end of period	$165,862	$82,239

UNAUDITED SUPPLEMENTAL INFORMATION

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Adjusted EBITDA, a non-GAAP measure for reporting financial performance, excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of these items assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. The adjustments to calculate this non-GAAP financial measure, and the basis for such adjustments, are outlined below:

Interest income and expense. The Company receives interest income on investments and incurs interest expense on loans, capital leases and other financing arrangements. These amounts may vary from period to period due to changes in cash and debt balances and interest rates driven by general market conditions or other circumstances outside of the normal course of Mercury’s operations.

Income taxes. The Company’s GAAP tax expense can fluctuate materially from period to period due to tax adjustments that are not directly related to underlying operating performance or to the current period of operations.

Depreciation. The Company incurs depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost or fair value and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any correlation to underlying operating performance.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made and license agreements. These intangible assets are valued at the time of acquisition, are amortized over a period of several years after acquisition and generally cannot be changed or influenced by management after acquisition.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results.

Impairment of long-lived assets. The Company incurs impairment charges of long-lived assets based on events that may or may not be within the control of management. Management believes these items are outside the normal operations of the Company’s business and are not indicative of ongoing operating results.

Acquisition costs and other related expenses. The Company incurs costs associated with third-party professional services related to acquisition and potential acquisition opportunities, such as legal and accounting fees. Although we may incur such costs and other related charges and adjustments, it is not indicative that any transaction will be consummated. Management believes the exclusion of these items eliminates fluctuations in our selling, general, and administrative expenses related to acquisition activities which are unrelated to ongoing operations.

Fair value adjustments from purchase accounting. As a result of applying purchase accounting rules to acquired assets and liabilities, certain fair value adjustments are recorded in the opening balance sheet of acquired companies. These adjustments are then reflected in the Company’s income statements in periods subsequent to the acquisition. In addition, the impact of any changes to originally recorded contingent consideration amounts are reflected in the income statements in the period of the change. Management believes these items are outside the normal operations of the Company and are not indicative of ongoing operating results.

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of FASB ASC 718, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that disclose non-GAAP financial measures that exclude stock-based compensation.

Mercury uses adjusted EBITDA as an important indicator of the operating performance of its business. Management excludes the above-described items from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of charges that may vary from period to period without any correlation to underlying operating performance. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making. The Company believes that trends in its adjusted EBITDA are valuable indicators of its operating performance.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the adjusted EBITDA financial adjustments described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended September 30,
	2011	2010
Income from continuing operations	$2,653	$3,682
Interest expense, net	3	2
Income taxes	1,314	2,077
Depreciation	1,855	1,428
Amortization of acquired intangible assets	816	319
Acquisition costs and other related expenses	25	—
Fair value adjustments from purchase accounting	23	—
Stock-based compensation expense	2,040	1,290

Adjusted EBITDA	$8,729	$8,798

Free cash flow, a non-GAAP measure for reporting cash flow, is defined as cash provided by operating activities less capital expenditures for property and equipment and, therefore, has not been calculated in accordance with GAAP. Management believes free cash flow provides investors with an important perspective on cash available for investment and acquisitions after making capital investments required to support ongoing business operations and long-term value creation. The Company believes that trends in its free cash flow are valuable indicators of its operating performance and liquidity.

Free cash flow is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. This non-GAAP financial measure may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenditures similar to the free cash flow financial adjustment described above, and investors should not infer from the Company’s presentation of this non-GAAP financial measure that these expenditures reflect all of the Company’s obligations which require cash.

The following table reconciles the most directly comparable GAAP financial measure to the non-GAAP financial measure.

	Three Months Ended September 30,
	2011	2010
Cash flows from operations	$4,216	$9,350
Capital expenditures for property and equipment	(1,646)	(1,595)

Free cash flow	$2,570	$7,755

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Quarter Ending December 31, 2011

(In thousands, except per share data)

The Company defines adjusted EBITDA as income from continuing operations before interest, income taxes, depreciation, amortization of acquired intangible assets, restructuring, impairment of long-lived assets, acquisition costs and other related expenses, fair value adjustments from purchase accounting, and stock-based compensation costs.

The following table reconciles the adjusted EBITDA financial measure to its most directly comparable GAAP measure:

	Range
	Low	High
GAAP expectation — Income from continuing operations per diluted share (1)	$0.24	$0.27

GAAP expectation — Income from continuing operations	$7,398	$8,246

Adjust for:
Interest expense, net	1	1
Income tax expense	3,856	4,298
Depreciation	2,110	2,110
Amortization of acquired intangible assets	691	691
Restructuring	—	—
Impairment of long-lived assets	—	—
Acquisition costs and other related expenses	—	—
Fair value adjustments from purchase accounting	(77)	(77)
Stock-based compensation expense	1,683	1,683

Adjusted EBITDA expectation	$15,662	$16,952

(1)	Assumes weighted shares outstanding on a diluted basis of 30,300.